Exhibit 99.1
JLL Income Property Trust
WELL Health-Safety Ratings Bolster Environmental Commitment

Chicago (April 18, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio assets, announced it has earned the WELL Health-Safety Rating for 31 properties within its broadly diversified portfolio through the International WELL Building Institute ("IWBI"). The total represents a 55% year-over-year increase in properties that received ratings.

"We're proud to have earned WELL Health-Safety ratings at 31 of our properties," said Allan Swaringen, President and CEO of JLL Income Property Trust. "These ratings provide third-party validation of our commitment to making the spaces our tenants live and work in healthier, safer places, which is paramount in today's environment. We look forward to the continued increase of WELL Health-Safety rated properties in our portfolio."

"Creating safe environments for our tenants and having emergency preparedness programs in place is a critical piece of mitigating risk and preserving value across our entire portfolio," said Elena Alschuler, Head of Sustainability for LaSalle, the advisor to JLL Income Property Trust. "We believe WELL Health-Safety ratings are a key piece of that strategy."

"LaSalle is a global leader in real estate assets," said Jessica Cooper, Chief Product Officer, IWBI. "In achieving the WELL Health-Safety Rating for multiple properties across North America, LaSalle is showcasing leadership to scale the impact of health and well-being where people spend most of their time. IWBI congratulates LaSalle for achieving the rating and extending health benefits across the U.S. and Canada."

The WELL Health-Safety Rating provides a centralized source and governing body to validate efforts made by owners and operators. It leverages insights drawn from the IWBI Task Force on COVID-19, in addition to guidance on the spread of COVID-19 and other respiratory infections developed by the World Health Organization, U.S. Centers for Disease Control and Prevention, global disease control and prevention centers and emergency management agencies. The process also incorporates recognized standard-making associations such as ASTM International and ASHRAE, and leading academic and research institutions, as well as core principles already established by IWBI's WELL Building Standard, the premier framework for advancing health in buildings and spaces of all kinds.

The WELL Health-Safety Ratings further JLL Income Property Trust's already robust ESG program. JLL Income Property Trust is the first daily NAV REIT to receive a Global Real Estate Sustainability Benchmark ("GRESB") rating, in which it has earned three or four stars each of the prior four years. Notably, JLL Income Property Trust ranked in the top 10% for its overall management score when compared to all Americas-based funds, outscoring its peer group's average in 13 of 14 aspects rated by GRESB. Additionally, JLL Income Property Trust earned 11 BREEAM (Building Research Establishment Environmental Assessment Methodology) certifications. BREEAM is the world's leading design and assessment method for sustainable buildings.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world's leading real estate services firms.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About the International Well Building Institute
The International WELL Building Institute (IWBI) is a public benefit corporation and the world's leading organization focused on deploying people-first places to advance a global culture of health. IWBI mobilizes its community through the administration of the WELL Building Standard (WELL) and the WELL Health-Safety Rating, management of the WELL AP credential, the pursuit of applicable research, the development of educational resources, and advocacy for policies that promote health and well-being everywhere. More information on WELL can be found here.

International WELL Building Institute pbc is a wholly owned subsidiary of Delos Living LLC. International WELL Building Institute, IWBI, the WELL Building Standard, WELL v2, WELL Certified, WELL AP, WELL Portfolio, WELL Portfolio Score, The WELL Conference, We Are WELL, the WELL Community Standard, WELL Health-Safety Rating, WELL Health-Safety Rated, WELL Health-Equity, WELL Performance Rated, WELL Enterprise Provider, WELL EP, WELL and others, and their related logos are trademarks or certification marks of International WELL Building Institute in the United States and other countries.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $79 billion of assets in private and public real estate property and debt investments as of Q4 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com